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                                                                   Exhibit 10.42




May 1, 2003


Mr. Gregory D. Perry
21 Cedar Avenue
Barrington, RI  02806

Dear Gregory:

It is with pleasure that we offer you the position of Vice President, Finance and CFO, reporting to Michael J. Astrue, President and Chief Executive Officer. Your gross bi-monthly pay rate will be $12,083.33, which equates to $290,000.00 gross per year. You will be paid in accordance with TKT's regular payroll practices, currently the 15th and the last day of each month. All compensation described in this letter, of course, be subject to all applicable federal, state and local taxes and withholdings, and TKT pay policies.

Under the stock option plan and, subject to the approval of the Board of Directors of the Company, the Company may grant to you the option to purchase 90,000 shares of TKT Common Stock. 18,000 options will vest immediately upon your start date. The remaining options will vest equally over five years. The exercise price of the stock will be determined at the close of business on the last trading day before your official start date. The Option shall be subject to all terms, vesting schedules, limitations, restrictions and termination provisions set forth in a separate option agreement (which shall be based upon TKT's standard form option agreement) that shall be executed to evidence the grant of any option.

Should your employment with TKT be terminated without cause, you will be eligible for severance pay of one (1) year of current base pay (less appropriate withholdings and taxes).

You may participate in any and all benefit programs that TKT establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. TKT's benefits programs are subject to change by the Company without notice. A summary of the current benefits is enclosed for your review.

As a condition of employment, you will be expected to sign the attached Confidentiality, Inventions and Non-competition Agreement prior to joining TKT. Please return both copies of this agreement to TKT along with your signed offer letter. The agreement will be executed by TKT's Associate General Counsel, and an original copy will be returned to you on your first day of employment. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

This offer of employment is contingent upon your being legally able to work in the United States. Federal Law requires that you provide proof of employment eligibility within three days of your employment. Should you accept our offer, please be prepared to have the necessary documentation with you on your first day of employment.

This letter shall not be construed as an agreement, either express or implied, to employ you for the stated term, and shall in no way alter TKT's policy of employment at will, under which both you and TKT remain free to end the employment relationship, for any reason, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with TKT. TKT is free to change wages, benefits, work location and conditions of employment at any time. This letter supersedes all prior understandings, whether written or oral, relating to the terms of your employment.
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If you accept this offer of employment, please sign below and return one (1)
copy of this letter, along with both copies of your signed Confidentiality agreement, to me in the enclosed envelope. The second original copy of this letter is for your files.

This offer of employment will remain valid until May 10, 2003.

Greg, we sincerely hope that you will accept our offer of employment and join us at TKT. We look forward to hearing from you by May 10, 2003. We are very excited about the future growth of TKT and anticipate that you will complement our team of innovative and dedicated professionals. Please let me know if there is anything I can do to assist you in your decision-making process.

Sincerely,

/s/ Michael J. Astrue

Michael J. Astrue
President and Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment with TKT.

/s/ Gregory D. Perry                           May 15, 2003
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Gregory D. Perry                               Date